Exhibit 10.11

AMENDED AND RESTATED

BLACKROCK, INC. INVOLUNTARY DEFERRED

COMPENSATION PLAN

BlackRock, Inc. and its subsidiaries have established the BlackRock, Inc. Involuntary Deferred Compensation Plan for the purpose of providing deferred compensation and retention incentives to a select group of management or highly compensated employees. BlackRock, Inc. has determined that it is in its best interests to amend and restate the BlackRock, Inc. Involuntary Deferred Compensation Plan, among other things, to provide deferred compensation and retention incentives in the form of awards denominated in shares of Anthracite Capital, Inc. to those BlackRock, Inc. professionals providing services with respect to Anthracite.

ARTICLE 1. DEFINITIONS

1.1	Affiliate has the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

1.2	Anthracite means Anthracite Capital, Inc., a Delaware corporation.

1.3	Anthracite Bonus means the discretionary annual performance bonus payable by the Company or an Affiliate of the Company to a Participant in respect of a Plan Year and designated by the Committee as being paid in respect of a Participant’s services with respect to Anthracite.

1.4	Anthracite Grant means that portion of a Participant’s Anthracite Bonus represented by a grant of Anthracite RSUs with a Grant Date value (as determined by the Committee) equal to the amount of the Participant’s Anthracite Bonus for the applicable Plan Year less the value of the Participant’s Excess Anthracite Grant for the applicable Plan Year.

1.5	Anthracite Pool means, in respect of a Plan Year, the total number of shares of Anthracite Stock paid to the Company by Anthracite.

1.6	Anthracite RSU means a right granted to a Participant pursuant to Section 2 of Appendix A attached hereto to receive Anthracite Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements.

1.7	Anthracite Stock means shares of the class A common stock, par value $0.01 per share, of Anthracite.

1.8	Board means the Board of Directors of BlackRock, Inc.

1.9	Bonus means the discretionary annual performance bonus, excluding the amount of any Anthracite Bonus, if applicable, payable by the Company or an Affiliate of the Company to a Participant in respect of a Plan Year.

1.10	Cause means the occurrence or existence of any of the following with respect to the Participant: (i) a material breach by the Participant of any written policies of the Company or an Affiliate of the Company required by law or established to maintain compliance with applicable law; (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Participant against the Company or an Affiliate of the Company or any client of the Company or an Affiliate of the Company; (iii) conviction (including a plea of nolo contendere) of the Participant for the commission of a felony that could, in the Company’s reasonable judgment, impair the Participant’s ability to perform his or her duties or adversely affect the Company’s or any of its Affiliates’ businesses or reputations; or (iv) entry of any order against the Participant by any governmental body having regulatory authority with respect to the Company’s or its Affiliate’s business, which order relates to or arises out of the Participant’s employment or service relationship with the Company or an Affiliate of the Company. A determination of Cause may be made only by the Company’s chief executive officer.

1.11	Code means the Internal Revenue Code of 1986, as it may from time to time be amended or supplemented.

1.12	Committee means the Company’s Management Committee or other committee designated by the Compensation Committee of the Board.

1.13	Company means BlackRock, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

1.14	Compensation means the salary, Bonus and commissions payable to an eligible individual by the Company or an Affiliate of the Company with respect to a Plan Year.

1.15	Deferred Amount shall have the meaning ascribed to that term in Section 5.1.

1.16	Deferred Compensation Account means the book-keeping entry account maintained by the Company for each Participant that reflects Deferred Compensation Amounts, Matching Contributions, Investment Income Amounts and adjustments (including distributions).

1.17	Deferred Compensation Amount means the percentage of the Bonus which may be mandatorily deferred under Section 2.1. For the sake of clarity; the Deferred Compensation Amount shall not include the Anthracite Grant or Excess Anthracite Grant, if any.

1.18	Disability means (i) “Disability” as defined in any Individual Agreement, or (ii) if there is no Individual Agreement or the Individual Agreement does not define Disability, the Participant’s physical or mental incapacity constituting disability, as determined under the Company’s Long-Term Disability Plan applicable to the Participant, which, in any event, does or is reasonably expected to continue for at least twelve months.

1.19	Employer means the Subsidiary or Affiliate of the Company which employs the Participant.

1.20	Excess Anthracite Grant means that portion of a Participant’s Anthracite Bonus represented by a grant of Anthracite RSUs with a Grant Date value (as determined by the Committee) equal to the amount by which the Anthracite Bonus exceeds the percentage limitation applicable to a Participant’s Total Bonus, as determined by the Committee pursuant to Section 2.1; provided, that with respect to the Anthracite Bonus in respect of services performed during the 2005 calendar year, the Excess Anthracite Grant shall equal 85 percent of the Anthracite Bonus.

1.21	Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

1.22	Grant Date means the date on which Anthracite RSUs or Excess Anthracite RSUs are granted pursuant to Appendix A attached hereto.

1.23	Individual Agreement means an employment, consulting or similar agreement between the Participant and the Company or any Subsidiary or Affiliate of the Company.

1.24	Investment Funds means the tracking investments that are from time to time offered under the Plan, as chosen in the sole discretion of the Committee.

1.25	Investment Income Amount means any and all notional earnings (gains and/or losses) on Deferred Compensation Amounts and Matching Contributions during the applicable vesting period set forth in Article 3.

1.26	Matching Contribution means the credit that may be made to a Participant’s Deferred Compensation Account by his or her Employer, as set forth in Section 2.2.

1.27	Obsidian means The Obsidian Fund LLC.

1.28	Participant means a Managing Director, Director, sales representative or Anthracite professional who: (i) is designated by the Committee as being eligible to participate in the Plan; (ii) is eligible to receive a Bonus; and (iii) is employed by the Company or an Affiliate of the Company on the date the Bonus would otherwise have been paid but for the deferral.

1.29	Plan means the BlackRock, Inc. Involuntary Deferred Compensation Plan, as amended from time to time.

1.30	Plan Year means the calendar year, commencing with 2001.

1.31	Retirement means the Participant’s voluntary termination of employment other than for Cause after the Participant has satisfied the Rule of 65 with at least the age of 55 and a total of at least three years of combined and continuous employment with the Company or any Subsidiary, provided, that the Particpant shall have provided written notice to the Company at least one year prior to such termination of employment.

1.32	Rule of 65 means the sum of the Participant’s age and years of combined and continuous years of employment with the Company or any Subsidiary or Affiliate (including periods of employment with an entity prior to its becoming a Subsidiary or Affiliate) equals at least sixty-five (65). For purposes of determining Rule of 65, years of age and service equal full years and completed months.

1.33	Subsidiary means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

1.34	Total Bonus with respect to a particular Plan Year means the sum of a Participant’s Bonus and Anthracite Bonus, as applicable, for such Plan Year.

1.35	Valuation Date means the last business day of each month, or such other date specified by the Committee.

1.36	Vested means a Participant has a nonforfeitable interest in a portion of his or her Deferred Compensation Account or Anthracite RSUs, as applicable.

ARTICLE 2. DEFERRED AMOUNTS

2.1	General. Each Plan Year, up to fifty percent (50%) of a Participant’s Total Bonus may be mandatorily deferred under the Plan. The Committee may vary the percentage of the mandatory deferral in subsequent Plan Years, subject to the fifty percent (50%) limitation. Notwithstanding the foregoing, with respect to Participants who are sales representatives, the amount of the Participant’s Total Bonus that may be mandatorily deferred under the Plan for any Plan Year shall be an amount (not to exceed such a Participant’s Total Bonus) equal to a percentage (determined by the Committee, but in no case shall such percentage exceed fifty percent (50%)) of the sum of (a) the commissions paid to the Participant in excess of the Participant’s annual draw in respect of the Plan Year and (b) the Participant’s Total Bonus for the Plan Year. The terms and conditions applicable to the deferral of a Participant’s Anthracite Bonus, if any, shall be governed by the terms of Appendix A attached hereto.

2.2	Matching Contributions. Each Plan Year, a Participant’s Employer may, but shall not be required to, credit to the Participant’s Deferred Compensation

Account a Matching Contribution. Unless otherwise determined by the Committee, the Matching Contribution made to a Participant’s Deferred Compensation Account shall be an amount equal to twenty percent (20%) of the amount of the Participant’s Deferred Compensation Amount for the Plan Year.

2.3	Crediting of Deferred Compensation Amounts. A Participant’s Deferred Compensation Amount and the corresponding Matching Contribution shall be credited to the Participant’s Deferred Compensation Account at the time the mandatorily deferred portion of his or her Bonus for that Plan Year would otherwise have been paid. The amount credited to the Participant’s Deferred Compensation Account shall be equal to the sum of the Deferred Compensation Amount and the amount of any corresponding Matching Contribution. Investment Income Amounts shall be credited and/or debited, as the case may be, to the Participant’s Deferred Compensation Amount at each Valuation Date, or on such other basis as the Committee may determine.

ARTICLE 3. VESTING

3.1	Deferred Compensation Amount. Subject to Sections 3.3 and 6.2, a Participant will become Vested with respect to his or her Deferred Compensation Amount mandatorily deferred with respect to a Plan Year in accordance with the following schedule:

Anniversary of Date of Crediting	Percentage Vested
1st	33.3%
2nd	66.6%
3rd	100%

The Vested portion of a Participant’s Deferred Compensation Amount shall be appropriately reduced to reflect any negative return associated with the Investment Funds underlying his or her Deferred Compensation Amount.

3.2	Matching Contributions and Investment Income Amounts. Subject to Sections 3.3 and 6.2, a Participant will become fully Vested with respect to a Matching Contribution and Investment Income Amounts in respect of a Deferred Compensation Amount on the third anniversary of the date the Deferred Compensation Amount and Matching Contribution was credited to the Participant’s Deferred Compensation Account.

3.3	Vesting Upon Certain Events. A Participant will become fully and immediately Vested in his or her Deferred Compensation Account if his or her employment with the Company or an Affiliate of the Company is terminated by reason of death, Disability or Retirement. A Participant will become fully and immediately Vested in his or her Deferred Compensation Amount (but not in his or her Matching Contributions or any Investment Income Amounts) if his or her employment with the Company or an Affiliate of the Company is terminated by his or her Employer other than for Cause.

ARTICLE 4. VALUATION

As of each Valuation Date, a Participant’s Deferred Compensation Account shall consist of the balance of the Participant’s Deferred Compensation Account as of the immediately preceding Valuation Date adjusted for:

•	Deferred Compensation Amounts;

•	Matching Contributions;

•	Investment Income Amounts (gains and/or losses); and

•	distributions (if any).

All adjustments and earnings related thereto will be determined on a monthly basis in accordance with the Valuation Date or on such other basis as may be specified by the Committee from time to time. Unless the Committee determines otherwise, each Participant will receive quarterly valuation statements in respect of his or her Deferred Compensation Accounts.

ARTICLE 5. TRACKING INVESTMENTS

5.1	Investment Election for Deferred Compensation Amount. A Participant shall specify that all, or any whole percentage, of the sum of his or her Deferred Compensation Amount and any Matching Contribution for the applicable Plan Year (such sum, the “Deferred Amount”) shall be designated to one or more of the Investment Funds. Unless otherwise determined by the Committee, a Participant may not designate less than (i) ten percent (10%) of his or her Deferred Amount to an Investment Fund and (ii) twenty-five percent (25%) of his or her Deferred Amount to. The Company or an Affiliate of the Company may make a corresponding investment in the actual Investment Fund, but shall not be obligated to do so.

5.2	Failure to Designate. If a designation is not in place before a Deferred Compensation Amount is credited to the Participant’s Deferred Compensation Account, the Deferred Amount shall be directed the Investment Fund which provides the lowest risk of loss of capital, as determined in the sole discretion of the Committee.

5.3	Committee Discretion. The Committee shall have the sole discretion to determine the Investment Funds available under the Plan and may change or eliminate an Investment Fund provided hereunder from time to time. If any Investment Fund ceases to be available under the Plan, the Committee shall have the authority to credit any allocation to such Investment Fund (along with deemed earnings, gains, losses, expenses or changes thereto) to any other then-available Investment Fund. The Committee may disregard the deemed investment instructions of a Participant.

5.4	Investment Reallocation. Once each calendar quarter (but, in the case of Obsidian, only once each calendar) a Participant may elect, by written notice delivered to the Committee on such date as shall be designated by the Committee, to change the manner in which all or a portion of his or her Deferred Compensation Account is designated among the then-available Investment Funds. Unless otherwise determined by the Committee, a Participant may not reallocate less than (i) ten percent (10%) of the amount directed by the Participant in the particular Investment Fund from which the reallocation is to be made and (ii) twenty-five percent (25%) of the amount directed by the Participant to Obsidian to another Investment Fund. A Participant must abide by the timing of the distribution and contribution parameters set forth by the applicable Investment Fund. To the extent that a Participant wishes to change the manner in which his or her Deferred Compensation Account is directed into or out of an Investment Fund, such transfer shall only be effected as of the next available distribution or contribution date, as the case may be, of the applicable Investment Fund. Any amount directed to an Investment Fund prior to the Investment Fund’s next contribution date shall, until such contribution date, be directed to the Investment Fund which provides the lowest risk of loss of capital, as determined in the sole discretion of the Committee.

5.5	Investment Fund Limitations. The Committee may limit the aggregate amount of investments directed to any Investment Fund. If the Committee decides to limit the aggregate of investments directed to a particular Investment Fund, each Participant’s deferral to such Investment Fund will be reduced on a pro-rata basis, or on such other basis as the Committee may determine. Participants will be notified if the Committee intends to limit the investments that may be directed to an Investment Fund and will be provided with the opportunity to direct any amount not permitted to be directed to an Investment Fund to any of the other then-available Investment Funds. If a Participant does not provide a direction with respect to an amount not permitted to be directed to a particular Investment Fund, such amount shall be directed to the Investment Fund which provides the lowest risk of loss of capital, as determined in the sole discretion of the Committee.

ARTICLE 6. DISTRIBUTIONS

6.1	General. A Participant shall receive a lump sum cash distribution from his or her Deferred Compensation Account in respect of any Vested portion of his or her Deferred Compensation Account as soon as practicable after such portion becomes Vested, but in no event later than the date that is two and one-half months following the end of the calendar year in which such portion becomes Vested.

6.2	Termination of Employment. Upon the termination of a Participant’s employment with the Company or an Affiliate of the Company for any reason whatsoever, the Participant shall receive a distribution as described in Section 6.1 in respect of any Vested portion of his or her Deferred Compensation Account. Subject to Article 3, any portion of the Deferred Compensation Account which is not Vested at the date of termination shall be forfeited.

ARTICLE 7. BENEFICIARY DESIGNATION

7.1	Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries (both principal as well as contingent) to whom a lump sum cash payment of the Vested balance of the Participant’s Deferred Compensation Account shall be made in the event of the Participant’s death. In the event of multiple beneficiaries, such payment shall be apportioned among the beneficiaries in accordance with the designation forms, or if applicable, as determined pursuant to Section 7.2. A beneficiary designation may be changed by a Participant by filing such change on a form prescribed by the Committee. The receipt of a new beneficiary designation form will cancel all previously filed beneficiary designations.

7.2	Failure to Designate. If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Participant, then the Participant’s designated beneficiary shall be deemed to be the persons surviving him in the first of the following classes in which there is a survivor on a per capita basis:

•	the surviving spouse;

•	the Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living; and

•	the Participant’s personal representative (executor or administrator).

ARTICLE 8. ADMINISTRATION

8.1	Administration. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to construe and interpret the Plan and any Plan related documentation; to determine all questions arising in connection with the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, and any Affiliate of the Company, Participant or beneficiary.

8.2	Claims Appeal Procedure. After first discussing any claims a Participant may have under the Plan with BlackRock’s Director-Compensation and Benefits, the Participant may then make a claim under this Plan in writing to the Committee. The Committee shall notify the Participant in writing within a reasonable period if the claim is denied, the basis for denial (including references to applicable Plan sections) and any additional information needed to perfect the claim. After a receipt of denial, the Participant may request the Committee to review its decision. At such time the Committee shall conduct a full and fair review of the decision denying the claim and respond to the Participant within a reasonable time period.

8.3	Liability Indemnification. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan. The members of the Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any action suit, or proceeding. The foregoing shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

ARTICLE 9. AMENDMENT AND TERMINATION OF PLAN

The Committee may at any time amend or terminate the Plan in whole or in part; provided, however, that no amendment or termination may act to reduce a Participant’s Deferred Compensation Account at the time of such amendment or termination or adversely affect the rights of a Participant with respect to any outstanding Anthracite Grant or Excess Anthracite Grant, at the time of such amendment or termination, without the prior consent of such affected Participant.

ARTICLE 10. MISCELLANEOUS

10.1	Unsecured General Creditor. Participants and their beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company, any Affiliate of the Company or any Investment Fund. The obligation under the Plan to a Participant shall be merely that of an unfunded and unsecured promise of the Participant’s Employer to pay money to the Participant in the future. The Company shall be jointly and severally liable for the obligation of Employers in respect of obligations owed to Participants and beneficiaries hereunder.

10.2	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.3	Not a Contract of Service. The terms and conditions of this Plan shall not be deemed to constitute a contract of service between a Participant and the Company or any Affiliate of the Company. Except as may otherwise be specifically provided herein, neither a Participant nor any beneficiary shall have rights against the Company or any Affiliate of the Company. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service or employment of the Company or any Affiliate of the Company.

10.4	Offset. Amounts due to or in respect of Participants under the Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any Affiliate of the Company may have against a Participant or others.

10.5	Withholding. The Company, or as applicable, an Affiliate of the Company, shall have the power to withhold an amount sufficient to satisfy all federal, state, local or foreign withholding tax requirements in respect of any payments made under this Plan.

10.6	Governing Law. The Plan, and any agreement related thereto, shall be governed by the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

ANTHRACITE APPENDIX

The rules contained in this appendix (this “Appendix”) shall apply to any Anthracite Bonus payable to a Participant. The provisions of the Plan, to which this Appendix is attached, are hereby incorporated by reference; however, to the extent any of the terms or provisions of this Appendix are inconsistent with the Plan, this Appendix shall govern. Terms used herein without definitions shall have the meanings ascribed to them in the Plan.

1. Definitions. Whenever used in this Appendix, the following terms shall have the respective meanings set forth below:

(a) Payment Date means the first date on which an Anthracite Grant or Excess Anthracite Grant, as applicable, becomes payable as provided in Section 4 of this Appendix.

2. Grant of Anthracite RSUs. One hundred percent (100%) of a Participant’s Anthracite Bonus for each Plan Year (commencing with the Anthracite Bonus payable in respect of the 2005 calendar year) shall be denominated in Anthracite RSUs and shall be mandatorily deferred under the Plan, as described below; provided, that for any Plan Year, the aggregate of the Anthracite Bonuses denominated in Anthracite RSUs and mandatorily deferred under the Plan, shall not exceed Anthracite Pool. The Committee may vary the percentage of the mandatory deferral in subsequent Plan Years.

3. Vesting.

(a) Anthracite Grant. Subject to Section 3(c) of this Appendix, a Participant will become Vested with respect to the following percentages of the Anthracite RSUs comprising his or her Anthracite Grant in respect of a Plan Year (rounded down to the nearest whole number of Anthracite RSUs), in accordance with the following schedule:

Vesting Dates	Percentage Vested
June 30 of the calendar year following the Grant Date	33.3%
June 30 of the second calendar year following the Grant Date	66.6%
June 30 of the third calendar year following the Grant Date	100%

(b) Excess Anthracite Grant. One hundred percent (100%) of a Participant’s Excess Anthracite Grant shall be Vested on the Grant Date and, subject to Section 5 of this Appendix, shall be paid as provided in Section 4 of this Appendix.

(c) Vesting Upon Certain Events. A Participant will become fully and immediately Vested in his or her Anthracite Grant if, prior to the applicable vesting date, his or her employment with the Company or an Affiliate of the Company is terminated by reason of death, Disability, Retirement, or by the Company or the Participant’s Employer, as applicable, other than for Cause.

4. Distributions.

(a) Anthracite Grant. Unless deferred pursuant to Section 5 of this Appendix, the Company shall deliver to a Participant, as soon as practicable after each portion of an Anthracite Grant becomes Vested but in no event later than the date that is two and one-half months following the end of the calendar year in which such portion becomes Vested, shares of Anthracite Stock (or cash of equal value), as determined by the Committee, in settlement of Anthracite RSUs comprising such Vested portion.

(b) Excess Anthracite Grant. Unless deferred pursuant to Section 5 of this Appendix, the Company shall deliver to a Participant, as soon as practicable following the earlier to occur of (i) the second anniversary of the Grant Date of such Excess Anthracite Grant and (ii) the termination of such Participant’s employment with the Company or an Affiliate of the Company, shares of Anthracite Stock (or cash of equal value), as determined by the Committee, in settlement of the Anthracite RSUs comprising such Excess Anthracite Grant.

5. Deferral. A Participant may elect to defer the receipt of the distributions described in Section 4 of this Appendix; provided that (i) such election is made at least 12 months prior to the applicable Payment Date, (ii) such receipt is deferred until the later to occur of (x) the date that is at least 5 years, but no more than 10 years, following such Payment Date and (y) the date such Participant’s employment with the Company or an Affiliate of the Company terminates, and (iii) such deferral otherwise complies with the applicable provisions of Section 409A of the Code and guidance thereunder.

6. Forfeiture. If a Participant’s employment with the Company or an Affiliate of the Company, as applicable, terminates for any reason other than as described in Section 3(c) above, any unvested portion of such Participant’s Anthracite Grant shall be forfeited.